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Exhibit 99(a)(5)(vi)

CONTINENTAL MATERIALS CORPORATION
200 SOUTH WACKER DRIVE, SUITE 4000
CHICAGO, IL 60606-5821

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Nichter (312) 541-7207

CONTINENTAL MATERIALS CORPORATION ANNOUNCES
PRELIMINARY RESULTS OF DUTCH AUCTION TENDER OFFER

        CHICAGO, May 23—Continental Materials Corporation (AMEX; CUO) announced today the preliminary results of its modified Dutch auction tender offer for up to 400,000 shares of its common stock. The self-tender offer expired at 5:00 p.m., New York City time, on May 20, 2005.

        Based on a preliminary count by the depositary for the tender offer, 103,258 shares of common stock were properly tendered and not withdrawn (including 3,233 shares that were tendered through notice of guaranteed delivery) at or below $30.50 per share. Based on the preliminary count, Continental Materials expects to purchase all properly tendered shares at $30.50 per share for a total purchase price of $3,149,369. All shares purchased in the tender offer shall be purchased at the same price.

        The actual number of shares and purchase price per share are subject to confirmation by the depositary of the proper delivery of all shares tendered and not withdrawn. Payment for the shares accepted for purchase, and return of all other shares tendered, will occur promptly after the completion of the final purchase price computation. Any questions regarding the tender offer may be directed to Georgeson Shareholder Communications at (877) 278-4412.

About Continental Materials:

        Continental Materials Corporation is headquartered in Chicago, Illinois and operates through subsidiaries in the construction materials and heating and air conditioning industries. The construction materials segment produces and sells ready mix concrete and construction aggregates along the Front Range in Colorado. This segment also fabricates and sells steel and wood doors and other types of construction materials, including steel reinforcement bars. The Company's heating and air conditioning segment makes wall furnaces, console heaters, fan coils, and evaporative air coolers that are marketed to wholesale distributors and retail home centers, mainly in the Western and Southwestern United States.

        THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING CONTINENTAL MATERIALS CORPORATION'S TENDER OFFER. FACTORS THAT MAY AFFECT FUTURE RESULTS INCLUDE VERIFICATION AND FINAL CONFIRMATION BY THE DEPOSITARY OF THE RESULTS OF THE TENDER OFFER, FUTURE MARKET CONDITIONS, THE IMPACT OF GOVERNMENTAL REGULATION OF TENDER OFFERS AND DECISIONS OF THE BOARD OF DIRECTORS. PLEASE REVIEW REPORTS FILED BY THE COMPANY, INCLUDING THE OFFER TO PURCHASE, FOR ADDITIONAL INFORMATION CONCERNING FACTORS THAT COULD AFFECT THE COMPANY'S BUSINESS.

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CONTINENTAL MATERIALS CORPORATION ANNOUNCES PRELIMINARY RESULTS OF DUTCH AUCTION TENDER OFFER